Exhibit 99.1
Mt. Pleasant, Michigan, June 2, 2011- Richard Barz, Chief Executive Officer of Isabella Bank Corporation (ISBA), announced today that the Corporation’s Board of Directors, at its regular meeting held on May 25, 2011, declared a second quarter cash dividend of $0.19 per share. The dividend will be payable on June 27, 2011 to shareholders of record as of June 24, 2011. This cash dividend represents a 5.56% increase compared to the second quarter dividend of 2010.
For more information about Isabella Bank Corporation, visit the Investor Relations link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQB tier of the OTC Markets Group, Inc.’s electronic quotation system (www.pinksheets.com) under the symbol ISBA.